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                                                                      EXHIBIT 5

                                                                   (LOGO)
                                                           THE MORNINGSTAR GROUP



June 1, 1994




The Board of Directors
The Morningstar Group Inc.
5956 Sherry Lane
Suite 1100
Dallas, Texas  75225-6522


Gentlemen:

         I am general counsel of The Morningstar Group Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the issuance of up to 850,000 shares of the Company's common stock, par value $.01 per share (the "Option Shares"), for issuance upon the exercise of the options granted pursuant to the Company's 1994 Stock Option Plan and a Stock Option Agreement between the Company and C. Dean Metropoulos (the "Option Plans").

         In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Option Plans, and the form of stock option agreements thereunder ("Option Agreements") and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.
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The Board of Directors
The Morningstar Group Inc.
June 1, 1994
Page 2




         Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that when (a) the purchase price of the Option Shares issuable pursuant to each Option Agreement has been appropriately determined in accordance with the terms of the Option Plans and the provisions of the Delaware General Corporation Law (the "DGCL") (including the provisions requiring the payment of consideration having a value not less than the par value of such shares); (b) each such Option Agreement has been duly authorized by the option committee in accordance with the terms of the Option Plans and provisions of the DGCL and has been duly executed and delivered by the Company and the optionee; and (c) such Option Shares are issued and delivered against receipt of payment therefor in accordance with the terms of the Option Plans and such Option Agreements, such Option Shares will be validly issued, fully paid and nonassessable.

         The opinions herein are limited to the corporate laws of the State of Delaware, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. Notwithstanding the foregoing, this opinion may be filed as an exhibit to the Registration Statement.

                                                   Sincerely yours,


                                                   /s/ JOHN P. CLARSON
                                                   John P. Clarson
                                                   General Counsel

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